Allison Transmission, Inc. Deferred

Compensation Plan

June 22, 2012

TABLE OF CONTENTS

PREAMBLE

ARTICLE 1 – GENERAL		1

1.1	Effective Dates.	1
1.2	Rules of Interpretation.	1

ARTICLE 2 – DEFINITIONS		2

2.1	“Account”	2
2.2	“Administrator”	2
2.3	“Affiliate”	2
2.4	“Beneficiary”	2
2.5	“Board” or “Board of Directors”	2
2.6	“Bonus”	2
2.7	“Carlyle Stockholders”	2
2.8	“Change in Control”	2
2.9	“Code”	2
2.10	“Compensation”	2
2.11	“Compensation Committee”	3
2.12	“Current Onex Stockholders”	3
2.13	“Disability”	3
2.14	“Eligible Employee”	3
2.15	“Employer”	3
2.16	“ERISA”	3
2.17	“Identification Date”	3
2.18	“Key Employee”	3
2.19	“Onex Stockholders”	4
2.20	“Participant”	4
2.21	“Performance Bonus”	4
2.22	“Permitted Transferee”	4
2.23	“Person”	4
2.24	“Plan”	4
2.25	“Plan Sponsor”	4
2.26	“Plan Year”	4
2.27	“Related Employer”	4
2.28	“Retirement”	4
2.29	“Separation from Service”	4
2.30	“Specified Date”	5
2.31	“Valuation Date”	5
2.32	“Years of Service”	6

ARTICLE 3 – PARTICIPATION		7

3.1	Participation	7

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3.2	Termination of Participation	7

ARTICLE 4 – PARTICIPANT ELECTIONS		8

4.1	Deferral Agreement	8
4.2	Amount of Deferral	8
4.3	Timing of Election to Defer.	8
4.4	Election of Payment Schedule and Form of Payment.	9
4.5	Election Change	10

ARTICLE 5 – EMPLOYER CONTRIBUTIONS		11

5.1	Matching Contributions	11
5.2	Other Employer Contributions	11

ARTICLE 6 – ACCOUNTS AND CREDITS		12

6.1	Establishment of Account	12
6.2	Credits to Account	12

ARTICLE 7 – INVESTMENT OF CONTRIBUTIONS		13

7.1	Investment Options	13
7.2	Adjustment of Accounts	13

ARTICLE 8 – RIGHT TO BENEFITS		14

8.1	Vesting.	14
8.2	Death or Disability	14

ARTICLE 9 – DISTRIBUTION OF BENEFITS		16

9.1	Amount of Benefits	16
9.2	Method and Timing of Distributions	16
9.3	Cashouts Of Amounts Not Exceeding Stated Limit	16
9.4	Required Delay in Payment to Key Employees	16
9.5	Change in Control	17
9.6	Permissible Delays in Payment	20
9.7	Permitted Acceleration of Payment	21

ARTICLE 10 – AMENDMENT AND TERMINATION		23

10.1	Amendment	23
10.2	Plan Termination Following Change in Control or Corporate Dissolution	23
10.3	Other Plan Terminations	23

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ARTICLE 11 – THE TRUST		25

11.1	Establishment of Trust	25
11.2	Rabbi Trust	25
11.3	Investment of Trust Funds	25

ARTICLE 12 – PLAN ADMINISTRATION		26

12.1	Powers and Responsibilities of the Administrator	26
12.2	Claims and Review Procedures.	26
12.3	Plan Administrative Costs	28
12.4	Indemnification	28

ARTICLE 13 – MISCELLANEOUS		29

13.1	Unsecured General Creditor of the Employer	29
13.2	Employer’s Liability	29
13.3	Limitation of Rights	29
13.4	Anti-Assignment	29
13.5	Facility of Payment	29
13.6	Notices	30
13.7	Tax Withholding	30
13.8	Recoupment	30
13.9	Successors	30
13.10	Disclaimer	30
13.11	Governing Law	30
13.12	Other Plans	31

SCHEDULE 1

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PREAMBLE

The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is further intended to conform with the requirements of Internal Revenue Code Section 409A and the final regulations issued thereunder and shall be interpreted, implemented and administered in a manner consistent therewith. The Plan Sponsor may establish a grantor trust to hold assets for the provision of certain benefits under the Plan as provided under Section 11. Assets of the trust, if any, shall be subject to the claims of the Plan Sponsor’s general creditors, and no Participant shall have any interest in any assets of the trust or the Plan Sponsor, other than as a general creditor of the Plan Sponsor.

ARTICLE 1 – GENERAL

1.1	Effective Dates.

(a)	Original Effective Date. The Original Effective Date is June 22, 2012, the date as of which the Plan is initially adopted.

1.2	Rules of Interpretation.

(a)	The Plan is intended to comply with (i) Code Section 409A and (ii) the applicable provisions of ERISA, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles and the following provisions of this Section.

(b)	Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(c)	Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(d)	If any provision of the Plan shall be held to violate the Code or ERISA or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(e)	Reference to any provision of the Code, ERISA, or other law shall be deemed to include a reference to the successor of such provision.

ARTICLE 2 – DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 “Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or to the Participant’s Beneficiary pursuant to the Plan.

2.2 “Administrator” means the Benefits Committee and/or its designee who is responsible for the administration of the Plan.

2.3 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.4 “Beneficiary” means the persons, trusts, estates or other entities entitled under Section 8.2 to receive benefits under the Plan upon the death of a Participant.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Plan Sponsor.

2.6 “Bonus” means any cash bonus payable by an Employer to an Eligible Employee (i) that does not constitute a Performance Bonus, and (ii) has been determined by the Administrator to be subject to a separate annual deferral election (including an initial deferral election) on the applicable deferral agreement.

2.7 “Carlyle Stockholders” means (i) Carlyle Partners IV AT Holdings, L.P. and (ii) any Permitted Transferee of Carlyle Partners IV AT Holdings, L.P. that hereafter acquires any shares of stock of the Plan Sponsor.

2.8 “Change in Control” means the occurrence of an event involving the Plan Sponsor that is described in Section 9.5.

2.9 “Code” means the Internal Revenue Code of 1986, as amended.

2.10 “Compensation” means (a) a Participant’s base salary, (b) amounts paid to a Participant within 1 month after the Participant’s severance from employment, to the extent these amounts absent a severance from employment, would have been paid to the Participant prior to the severance from employment if employment with the Employer had continued, (c) eligible salary continuation payments for Participants on an approved short term disability leave of absence, (d) pre-tax contributions and catch up contributions under the Allison Transmission Salaried Employee Retirement Savings Plan as well as amounts contributed to the flexible benefits plan, but not flexible compensation contributions, (e) any Bonus that the Administrator has made subject to a separate annual deferral election (including an initial deferral election) on the applicable deferral agreement for such year and, (f) Performance Bonuses. Exclusions from Compensation include: (a) flexible compensation payments, (b) overtime and shift payments, (c) accrued vacation pay paid after severance from employment, (d) amounts paid for not working (i.e., sickness, accident and leave payments), (e) seven day operation premiums, (f) lump sum merit increases, (g) merit bonuses, (h) other bonuses, (i) other special payments, fees, awards or incentive compensation allowances, and/or (j) equity compensation.

2.11 “Compensation Committee” means the Compensation Committee of the Board of Directors of Allison Transmission Holdings, Inc.

2.12 “Current Onex Stockholders” means those entities set forth on Schedule 1.

2.13 “Disability” means a determination by the Administrator that the Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. A Participant will be considered to have incurred a Disability if he is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.14 “Eligible Employee” means a select group of management or highly compensated employees of the Employer who are classified as executives in the payroll system, as defined under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Eligible Employees will not include non-resident aliens who receive no earned income (within the meaning of Code Section 911(d)(2)) from the Employer which constitutes income from sources within the United States within the meaning of Code Section 861(a)(3).

2.15 “Employer” means the Plan Sponsor which is authorized to participate in the Plan.

2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17 “Identification Date” means each December 31, the date as of which Key Employees are determined.

2.18 “Key Employee” means an employee who satisfies the conditions set forth in Section 9.4.

2.19 “Onex Stockholders” means (i) the Current Onex Stockholders and (ii) any Permitted Transferee of the Current Onex Stockholders that hereafter acquires any shares of stock of the Plan Sponsor.

2.20 “Participant” means an Eligible Employee who has elected to make deferrals under the Plan, and/or has received Employer Contributions, and whose Account has not been fully distributed.

2.21 “Performance Bonus” means the cash portion of the gross annual bonus payable under the Plan Sponsor’s Allison Transmission, Inc. Career Incentive Compensation Program with respect to any performance period of at least twelve months; provided that such gross bonus constitutes “performance-based compensation” within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder.

2.22 “Permitted Transferee” means (i) any Affiliate of the Carlyle Stockholders or the Onex Stockholders (other than the Plan Sponsor and its subsidiaries), and (ii) any director, officer or employee of any Affiliate of the Carlyle Stockholders or the Onex Stockholders (other than the Plan Sponsor and its subsidiaries).

2.23 “Person” means an individual, corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

2.24 “Plan” means the Allison Transmission, Inc. Deferred Compensation Plan, including any trust agreement, as adopted by the Compensation Committee of the Board of Directors of Allison Transmission Holdings, Inc. and as amended from time to time.

2.25 “Plan Sponsor” means Allison Transmission, Inc.

2.26 “Plan Year” means June 22, 2012 through December 31, 2012, and January 1 through December 31, thereafter.

2.27 “Related Employer” means the Employer and (a) any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes the Employer or (b) an unincorporated trade or business that is under common control as defined in Code Section 414(c) that includes the Employer.

2.28 “Retirement” means (a) age 55 and (b) 10 Years of Service.

2.29 “Separation from Service” means the date that the Participant dies, retires or otherwise has a termination of employment with respect to all entities comprising the Related Employer. A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to re-employment is provided by statute or contract. If the period of leave exceeds six months and the Participant’s right to re-employment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period. If the period of leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period of absence may be substituted for the six month period.

Whether a termination of employment has occurred is based on whether the facts and circumstances indicate that the Related Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Related Employer if the employee has been providing services to the Related Employer for less than 36 months).

An independent contractor is considered to have experienced a Separation from Service with the Related Employer upon the expiration of the contract (or, in the case of more than one contract, all contracts) under which services are performed for the Related Employer if the expiration constitutes a good-faith and complete termination of the contractual relationship.

If a Participant provides services as both an employee and an independent contractor of the Related Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having incurred a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services in both capacities.

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Code Section 409A and the final regulations thereunder.

2.30 “Specified Date” means a “specified time (or pursuant to a fixed schedule)” within the meaning of Code Section 409A(a)(2)(A)(iv) and the regulations thereunder.

2.31 “Valuation Date” means each business day of the Plan Year that the New York Stock Exchange is open.

2.32 “Years of Service” means “Years of Credited Service” as defined under the Allison Transmission Salaried Employee Retirement Savings Plan.

ARTICLE 3 – PARTICIPATION

3.1	Participation. Only Eligible Employees may become Participants. An Eligible Employee shall become eligible to have amounts credited to his or her Account as of the date he or she becomes an “executive” as designated under the Plan Sponsor’s payroll system, or the Original Effective Date of the Plan, if later.

An Eligible Employee shall become a Participant as of the date such amounts are credited to his or her Accounts, provided that he has completed such forms and made such elections as the Administrator may prescribe as a condition of participation.

3.2	Termination of Participation. The Administrator may, in its sole discretion, terminate a Participant’s participation in the Plan in a manner consistent with Code Section 409A, and the regulations thereunder. If a Participant’s participation is terminated before the Participant experiences a Separation from Service, the Participant’s vested Accounts shall be paid in accordance with the provisions of Article 9.

ARTICLE 4 – PARTICIPANT ELECTIONS

4.1	Deferral Agreement. Each Eligible Employee may elect to defer his Compensation, Bonus, and/or Performance Bonuses separately by executing in writing or electronically, a deferral agreement in accordance with rules and procedures established by the Administrator and the provisions of this Article 4. Any Performance Bonus and/or other Bonus deferred under the Plan can be deferred from cash compensation only, and not from equity or other types of compensation.

A new deferral agreement must be timely executed for each Plan Year during which the Eligible Employee desires to defer Compensation. An Eligible Employee who does not timely execute a deferral agreement shall be deemed to have elected zero deferrals of Compensation, Bonus, and/or Performance Bonus (except as provided below for “Special Election for Performance Bonus Compensation”) for such Plan Year.

A deferral agreement may be changed or revoked during the period specified by the Administrator. Except as provided in Section 4.3 and 9.2, a deferral agreement becomes irrevocable at the close of the specified period.

4.2	Amount of Deferral. An Eligible Employee may elect to defer his or her Compensation (exclusive of any Bonus or any Performance Bonus), in a minimum amount of 5% of Compensation, up to a maximum amount of 50% of Compensation, in 1% increments. Bonuses and Performance Bonuses may be deferred in a minimum amount of 5% , up to a maximum amount of 100% of the Performance Bonus and/or Bonus, in 1% increments.

4.3	Timing of Election to Defer.

Initial Election. Except as otherwise provided below, an Eligible Employee who is making an initial deferral election, and who is classified or designated as an Eligible Employee during a Plan Year, may elect to defer Compensation, and Bonus separately otherwise payable during the remainder of such Plan Year in accordance with the rules of this Section 4.3 by executing a deferral agreement within the thirty (30) day period beginning on the date the employee is classified or designated as an Eligible Employee (or, if earlier, within 30 days after the date on which he or she becomes eligible to participate in any other plan of a Related Employer that is required to be aggregated with this Plan for purposes of Code Section 409A).

Notwithstanding the preceding provisions, initial deferral elections made prior to June 30, 2012 will be implemented as soon as administratively feasible with respect to Compensation (other than Bonuses) payable on or after September 1, 2012. Initial deferral elections made prior to June 30, 2012, for Bonuses, will be prorated for the number of days after the election is effective.

If a deferral agreement is not elected within this 30 day time period the Eligible Employee will not be able to elect to defer Compensation, Bonuses and/or Performance Bonuses under the Plan until the next annual deferral election period.

If a Bonus is based on a specified performance period that begins before the Eligible Employee executes his initial deferral agreement, the election will be deemed to apply to the portion of such Bonus equal to the total amount of such Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election becomes irrevocable and effective over the total number of days in the performance period. The rules of this paragraph shall not apply unless the Eligible Employee can be treated as initially eligible in accordance with Reg. Sec. 1.409A-2(a)(7).

Annual Deferral Election. Each Eligible Employee who desires to defer Compensation and/or Bonus otherwise payable during a Plan Year, must execute a deferral agreement within the period preceding the Plan Year specified by the Administrator.

Special Election for Performance Bonus Compensation. If the Performance Bonus can be treated as “performance-based compensation” as described in Code Section 409A(a)(4)(B)(iii), the deferral agreement may be executed within the period specified by the Administrator. This election period, in no event, shall end after the date which is six months prior to the end of the period during which the Performance Bonus is earned; provided the Participant has performed services continuously from the later of: (a) the beginning of the performance period or, (b) the date the performance criteria are established through the date the Participant executed the deferral agreement. Furthermore, the Compensation must not yet become ‘readily ascertainable’ within the meaning of Reg. Sec 1.409A-2(a)(8). In addition, if the Compensation qualifies as ‘fiscal year compensation’ within the meaning of Reg. Sec. 1.409A-2(a)(6), the deferral agreement may be entered into not later than the end of the Employer’s taxable year immediately preceding the first taxable year of the Employer in which any services are performed for which such Compensation is payable.

4.4	Election of Payment Schedule and Form of Payment.

All elections of a payment schedule and a form of payment will be made in accordance with rules and procedures established by the Administrator and the provisions of this Section 4.4.

Deferrals. At the time an Eligible Employee completes a deferral agreement, the Eligible Employee must separately elect a “distribution event” and form of distribution designated for deferrals for Compensation, Bonuses and/or Performance Bonuses, as applicable, as of the earliest to occur of the following distribution events: (i) a Specified Date, in the form of a lump sum, or (ii) Retirement, in the form of a lump sum or quarterly installment payments not to exceed 5 years. Once installment payments begin, except as otherwise required herein (e.g., Section 9.4) or prohibited by Code Section 409A, the following intervening payment events will accelerate any remaining installments, to be paid (in the form of a lump sum distribution) in accordance with Section 9.2: (1) death, (2) Disability, or (3) Change in Control.

Notwithstanding the above and regardless of whether the Participant made different elections of time and/or form of payment at the time of Separation from Service for purposes of Compensation, Bonuses, and/or Performance Bonuses, but subject to Section 9.5, payment of the remaining vested Account balance of the Participant will automatically occur in the form of a lump sum payment, in the event of (a) a Separation from Service prior to Retirement or a Specified Date, (b) Disability, or (c) death. See Article 9 for timing of such distributions. Except as otherwise required herein or by Code Section 409A and the final regulations thereunder, payments will be made as provided under Section 9.2, but in no event later than the time prescribed by Treas. Reg. Section 1.409A-3(d).

If an Eligible Employee fails to elect a distribution event for Compensation, Bonuses, and/or Performance Bonuses, he shall be deemed to have elected Separation from Service as the distribution event. If he fails to elect a form of payment, he shall be deemed to have elected a lump sum form of payment.

The minimum deferral period for a Specified Date event shall be 3 years for all Participant deferrals.

Employer Contributions. Employer Contributions shall be distributed in the form and under the timing provisions that are applicable to deferrals.

4.5	Election Change. To the extent permitted under Code Section 409A, a Participant may make an election change pursuant to this Section with respect to each scheduled distribution date and/or payment option previously elected by the Participant with respect to distribution of Compensation, and/or Bonuses, and/or Performance Bonuses. A Participant’s election change pursuant to this Section shall be not be valid until 12 months after it is filed with the Administrator, and it shall be valid only (a) if it defers the original payment date for at least five years and, (b) if it changes an election for payment at a specified time or pursuant to a specified schedule, it is made at least 12 months before the original payment date. The distribution election change must be made in accordance with procedures and rules established by the Administrator. The Participant may, at the same time the date of payment is deferred, change the form of payment but such change in the form of payment may not effect an acceleration of payment in violation of Code Section 409A or the provisions of Reg. Sec. 1.409A-2(b). For purposes of this Section 4.5, a series of installment payments is always treated as a single payment and not as a series of separate payments.

ARTICLE 5 – EMPLOYER CONTRIBUTIONS

5.1	Matching Contributions. The Employer will credit the Participant’s Account with a Matching Contribution in an amount determined by the Compensation Committee, and at such times determined by the Compensation Committee, in its sole discretion. The Matching Contribution will be treated as allocated to the Participant’s Account at the time specified by the Administrator, in its sole discretion.

5.2	Other Employer Contributions. The Employer will credit the Participant’s Account with an additional Employer Contribution in an amount determined by the Compensation Committee at such times determined by the Compensation Committee, in its sole discretion. The Employer Contribution will be treated as allocated to the Participant’s Account at the time specified by the Administrator, in its sole discretion.

ARTICLE 6 – ACCOUNTS AND CREDITS

6.1	Establishment of Account. For accounting and computational purposes only, the Administrator will establish and maintain an Account on behalf of each Participant which will reflect the credits made pursuant to Section 6.2, distributions or withdrawals, along with the earnings, expenses, gains and losses allocated thereto, attributable to actual investments as selected by Participants made with the amounts in the Account as provided in Article 7. The Administrator will establish and maintain such other records and accounts, as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan.

6.2	Credits to Account. A Participant’s Account will be credited for each Plan Year with: (a) the amount of his elective deferrals under Section 4.1 at the time the amount subject to the deferral election would otherwise have been payable to the Participant; and, (b) the amount of Employer Contributions treated as allocated on his behalf under Article 5.

ARTICLE 7 – INVESTMENT OF CONTRIBUTIONS

7.1	Investment Options. The amount credited to each Account shall be invested in the investment options designated for this purpose by the Allison Transmission, Inc. Investment Committee.

7.2	Adjustment of Accounts. The amount credited to each Account shall be adjusted for hypothetical investment earnings, expenses, gains or losses in an amount equal to the earnings, expenses, gains or losses attributable to the investment options selected by the Participant or Beneficiary from among the investment options provided in Section 7.1. A Participant (or the Participant’s Beneficiary after the death of the Participant) may, in accordance with rules and procedures established by the Administrator, select the investments from among the options provided in Section 7.1 to be used for the purpose of calculating future hypothetical investment adjustments to the Account or to future credits to the Account under Section 6.2, effective as of the Valuation Date coincident with or next following notice to the Administrator. Each Account shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical earnings, expenses, gains and losses described above; (b) amounts credited pursuant to Section 6.2; and (c) distributions or withdrawals. In addition, each Account may be adjusted for its allocable share of the hypothetical costs and expenses associated with the maintenance of the hypothetical investments provided in Section 7.1.

ARTICLE 8 – RIGHT TO BENEFITS

8.1	Vesting.

Deferrals. A Participant, at all times, has a 100% nonforfeitable interest in the amounts credited to his Account attributable to his elective deferrals made in accordance with Section 4.1.

Employer Contributions. A Participant’s right to the amounts credited to his Account attributable to Matching Contributions and Other Employer Contributions made in accordance with Article 5, shall be vested at 100% after three Years of Service.

Retention or Other Special Bonuses or Other Employer Contributions Notwithstanding the preceding provisions, the Administrator may allocate Other Employer Contributions (such as a retention bonus) to the Plan on the condition that the Participant satisfy a separate vesting or service schedule (e.g., determined without regard to prior Years of Service) in addition to or in lieu of the vesting requirement referenced in the preceding sentence. In such instance, such additional vesting or service shall govern the Participant’s right to such allocations. The form and timing of the distribution will be as set forth in the award agreement announcing such Other Employer Contribution; provided, however, that if the form and timing of the payment is not provided in the award agreement or such timing does not comply with Code Section 409A, then such Other Employer Contribution shall be distributed in the form of a lump sum payment upon the earlier of (a) death, (b) Disability or (c) Separation from Service, subject to Section 9.5. See Article 9 for timing of such distributions

Notwithstanding the provisions above in Section 8.1 under Employer Contributions, and regardless of the designation of timing and/or the form of payment set forth in the award agreement, a Participant’s interest in his Account (including deferrals and Employer Contributions), will automatically become 100% vested, and will be paid out in the form of a lump sum payment upon the earlier of: (a) the Participant’s death (see Section 8.2), (b) in the event of a Change in Control (see Section 9.5), or Disability (see Section 8.2).

Upon a Separation from Service, the Participant shall forfeit the nonvested portion of his Account, unless otherwise provided by the Compensation Committee.

8.2

Death or Disability. A Participant’s nonvested interest in his Account will be automatically 100% vested upon the death or Disability of the Participant, and payment of the vested Account balance will occur upon the Participant’s death or Disability in a lump sum payment, subject to the timing under Section 9.2, regardless of whether the Participant had made different elections of time and/or form of payment (even to the extent installment payments were previously elected or were previously in pay status). The determination of whether a

Participant has incurred a Disability shall be made by the Administrator, in its sole discretion, in a manner consistent with the requirements of Code Section 409A.

In the event of a death, Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator. A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s vested Account, such amount will be paid to the deceased Participant’s spouse, but if none, to the deceased Participant’s estate (such estate shall be deemed to be the Beneficiary for purposes of the Plan) in accordance with the provisions of Article 9.

ARTICLE 9 – DISTRIBUTION OF BENEFITS

9.1	Amount of Benefits. The vested amount credited to a Participant’s Account as determined under Articles 6, 7 and 8 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

9.2

Method and Timing of Distributions. Except as otherwise provided in this Article 9, distributions under the Plan shall be made in accordance with the elections made or deemed made by the Participant under Article 4. There shall be a 6 month delay from the date of Separation from Service or Retirement, in the event of Separation from Service or Retirement (regardless of whether it is required under Section 9.4), with payments to commence as soon as administratively feasible within the month following the 6th month following the distribution event, but in no event later than the time prescribed by Treasury Regulation Section 1.409A-3(d). All other distributions under the Plan shall commence as soon as administratively feasible following the distribution event, but in no event later than the time prescribed by Treasury Regulation Section 1.409A-3(d).

9.3	Cashouts Of Amounts Not Exceeding Stated Limit. If the vested amount credited to the Participant’s Account does not exceed $5,000.00 at the time he incurs a Separation from Service for any reason, the Employer shall distribute such amount to the Participant in a single lump sum cash payment following such Separation from Service, as soon as administratively feasible following the distribution event, but in no event later than the time prescribed by Treasury Regulation Section 1.409A-3(d).

9.4	Required Delay in Payment to Key Employees. Except as otherwise provided in this Section, a distribution made on account of Separation from Service (or Retirement, if applicable) to a Participant who is a Key Employee as of the date of his Separation from Service (or Retirement, if applicable) shall not be made before the date which is 6 months after the Separation from Service (or Retirement, if applicable). If payments to a Key Employee are delayed in accordance with this Section, the payments to which the Key Employee would otherwise have been entitled during the 6 month period shall be accumulated and paid in a single lump sum at the time specified in Section 9.2 after the 6 month period elapses.

(a)	A Participant is treated as a Key Employee if (i) he is employed by a Related Employer any of whose stock is publicly traded on an established securities market, and (ii) he satisfies the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), determined without regard to Code Section 416(i)(5), at any time during the 12 month period ending on the Identification Date.

(b)	A Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for purposes of the 6 month delay in distributions for the 12 month period beginning on the first day of the fourth month following the Identification Date.

(c)	The Plan Administrator may elect to apply an alternative method to identify Participants who will be treated as Key Employees for purposes of the 6 month delay in distributions if the method satisfies each of the following requirements. The alternative method is reasonably designed to include all Key Employees, is an objectively determinable standard providing no direct or indirect election to any Participant regarding its application, and results in either all Key Employees or no more than 200 Key Employees being identified in the class as of any date. Use of an alternative method that satisfies the requirements of this Section 9.4(c ) will not be treated as a change in the time and form of payment for purposes of Reg. Sec. 1.409A-2(b).

(d)	The 6 month delay does not apply to any other distribution events set forth in this Plan, including payments described in Section 9.7(a),(b) or (d).

9.5	Change in Control. In the event of a Change in Control, a Participant’s vested interest in his Account, including deferrals and Employer Contributions, will automatically become 100% vested, and payment of the vested Account balance will occur upon the Change in Control in a lump sum payment (even to the extent installment payments were previously elected or were previously in pay status), subject to the timing of Section 9.2 and any required delay under Section 9.4. In addition, the Plan Sponsor reserves the right to terminate the Plan and distribute all vested amounts credited to Participant Accounts upon a Change in Control.

A Change in Control, for purposes of the Plan, will occur upon a change in the ownership of the Plan Sponsor, a change in the effective control of the Plan Sponsor, or a change in the ownership of a substantial portion of the assets of the Plan Sponsor; provided, that a transaction shall not be a Change in Control for purposes of the Plan if a change in the ownership of the Plan Sponsor, a change in the effective control of the Plan Sponsor, or a change in the ownership of a substantial portion of the assets of the Plan Sponsor results from the acquisition of Stock or assets by one or more Carlyle Stockholders or Onex Stockholders. The Plan Sponsor, for this purpose, includes any corporation identified in this Section.

Whether a Change in Control has occurred will be determined by the Administrator in accordance with the rules and definitions set forth in this Section and in a manner consistent with the provisions of Code Section 409A and the final regulations issued thereunder. A distribution to the Participant will be treated as occurring upon a Change in Control if the Plan Sponsor terminates the Plan in accordance with Section 10.2 and distributes the Participant’s benefits within 12 months of a Change in Control as provided in Section 10.2.

(a)	Relevant Corporations. To constitute a Change in Control for purposes of the Plan, the event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control, (ii) the corporation that is liable for the payment of the Participant’s benefits under the Plan (or all corporations liable if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of services by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation (or corporations) to be liable for such payment and, in either case, no significant purpose of making such corporation (or corporations) liable for such payment is the avoidance of federal income tax, or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). A majority shareholder is defined as a shareholder owning more than fifty percent (50%) of the total fair market value and voting power of such corporation.

(b)	Stock Ownership. Code Section 318(a) applies for purposes of determining stock ownership. Stock underlying a vested option is considered owned by the individual who owns the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). If, however, a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation Section 1.83-3(b) and (j)) the stock underlying the option is not treated as owned by the individual who holds the option.

(c)

Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. If any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation as discussed below in Section 9.5(d)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock. Section 9.5(c) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction. For purposes of this Section 9.5(c), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of a public offering. Persons will, however, be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(d)	Change in the effective control of a corporation. A change in the effective control of a corporation occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation, or (ii) a majority of members of the corporation’s board of directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (ii), the term corporation refers solely to the relevant corporation identified in Section 9.5(a) for which no other corporation is a majority shareholder for purposes of Section 9.5(a). In the absence of an event described in Section 9.5(d)(i) or (ii), a change in the effective control of a corporation will not have occurred. A change in effective control may also occur in any transaction in which either of the two corporations involved in the transaction has a change in the ownership of such corporation as described in Section 9.5(c) or a change in the ownership of a substantial portion of the assets of such corporation as described in Section 9.5(e). If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of this Section 9.5(d), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation or to cause a change in the ownership of the corporation within the meaning of Section 9.7(c). For purposes of this Section 9.5(d), persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in Section 9.7(c) with the following exception. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e)	Change in the ownership of a substantial portion of a corporation’s assets. A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in accordance with rules similar to those set forth in Section 9.5(d)), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation or the value of the assets being disposed of determined without regard to any liabilities associated with such assets. There is no Change in Control event under this Section 9.5(e) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation, or (iv) an entity, at least fifty (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 9.5(e)(iii). For purposes of the foregoing, and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

9.6	Permissible Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles 8 and 9 in any of the following circumstances as long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)	The Employer may delay payment if it reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Code Section 162(m). Payment must be made during the Participant’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of Code Section 162(m) or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Employer’s taxable year in which the Participant Separates from Service or, the 15th day of the third month following the Participant’s Separation from Service. If a scheduled payment to a Participant is delayed in accordance with this Section 9.6(a), all scheduled payments to the Participant that could be delayed in accordance with this Section 9.6(a) will also be delayed.

(b)	The Employer may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.

(c)	The Employer reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

9.7	Permitted Acceleration of Payment. The Employer may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Reg. Sec. 1.409A-3(j)(4), including the following events:

(a)	Domestic Relations Order. A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Code Section 414(p).

(b)	Compliance with Ethics Agreements and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the Federal government or as may be reasonably necessary to avoid the violation of Federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Code Section 409A.

(c)	De Minimis Amounts. A payment will be accelerated if (i) the amount of the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), (ii) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Reg. Sec. 1.409A-1(c)(2).

(d)	FICA Tax. A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the “FICA Amount”). Additionally, a payment may be accelerated to pay the income tax on wages imposed under Code Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this subsection (d) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

(e)	Section 409A Additional Tax. A payment may be accelerated if the Plan fails to meet the requirements of Code Section 409A; provided that such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)	Offset. A payment may be accelerated in the Employer’s discretion as satisfaction of a debt of the Participant to the Employer, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Employer, the entire amount of the reduction in any of the Employer’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g)	Other Events. A payment may be accelerated in the Administrator’s discretion in connection with such other events and conditions as permitted by Code Section 409A.

ARTICLE 10 – AMENDMENT AND TERMINATION

10.1	Amendment. The Plan shall continue in force with respect to any Participant until the completion of any payments due hereunder and shall be binding upon any successor to the Employer. The Plan Sponsor reserves the right, in its sole discretion, to amend or modify the Plan in whole or in part, at any time, by action of the Vice President, Human Resources, and the Director of Employee Benefits and Pension Administration. Such amendment or modification shall be in writing and may be retroactive if and to the extent such action is appropriate in light of government regulations or other legal requirements. Notwithstanding the above, any amendment or modification that materially changes the benefits provided under the Plan or increases the costs of the Plan beyond that amount budgeted by the Plan Sponsor for the Plan Year, shall be made by the Compensation Committee. The Compensation Committee will also determine the amount of Matching Contributions and other Employer Contributions in its sole discretion. If an amendment is to provide that no additional benefits shall accrue with respect to any Participant under the Plan, no such amendment shall (a) deprive any Participant or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment; (b) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (c) result in any other violation of Section 409A or the guidance thereunder.

10.2	Plan Termination Following Change in Control or Corporate Dissolution. As set forth in Section 9.5, the Compensation Committee reserves the right to terminate the Plan and distribute all amounts credited to all Participant Accounts within the 30 days preceding or the 12 months following a Change in Control as determined in accordance with the rules set forth in Section 9.5. For this purpose, the Plan will be treated as terminated only if all agreements, methods, programs and other arrangements sponsored by the Related Employer immediately after the Change in Control which are treated as a single plan under Reg. Sec. 1.409A-1(c)(2) are also terminated so that all participants under the Plan and all similar arrangements are required to receive all amounts deferred under the terminated arrangements within 12 months of the date the Compensation Committee irrevocably takes all necessary action to terminate the arrangements. In addition, the Compensation Committee reserves the right to terminate the Plan within twelve months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U. S. C. Section 503(b)(1)(A) provided that amounts deferred under the Plan are included in the gross incomes of Participants in the latest of (a) the calendar year in which the termination and liquidation occurs, (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (c) the first calendar year in which payment is administratively practicable.

10.3	Other Plan Terminations. The Compensation Committee retains the discretion to terminate the Plan if (a) all arrangements sponsored by the Plan Sponsor that would be aggregated with any terminated arrangement under Code Section 409A and Reg. Sec. 1.409A-1(c)(2) are terminated, (b) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements, (c) all payments are made within 24 months of the date the Compensation Committee takes all necessary action to irrevocably terminate and liquidate the arrangements, (d) the Plan Sponsor does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A and the regulations thereunder at any time within the 3 year period following the date of termination of the arrangement, and (e) the termination does not occur proximate to a downturn in the financial health of the Plan sponsor. The Compensation Committee also reserves the right to amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 11 – THE TRUST

11.1	Establishment of Trust. The Plan Sponsor may but is not required to establish a trust to hold amounts which the Plan Sponsor may contribute from time to time to correspond to some or all amounts credited to Participants under Section 6.2. In the event that the Plan Sponsor wishes to establish a trust to provide a source of funds for the payment of Plan benefits, any such trust shall be constructed to constitute an unfunded arrangement that does not affect the status of the Plan as an unfunded plan for purposes of Title I of ERISA and the Code.

11.2	Rabbi Trust. Any trust established by the Plan Sponsor shall be between the Plan Sponsor and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Plan Sponsor’s creditors in the event of the Plan Sponsor’s insolvency. The trust is intended to be treated as a rabbi trust in accordance with existing guidance of the Internal Revenue Service, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto. The Plan Sponsor must notify the trustee in the event of a bankruptcy or insolvency.

11.3	Investment of Trust Funds. Any amounts contributed to the trust by the Plan Sponsor shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Administrator. Trust investments need not reflect the hypothetical investments selected by Participants under Section 7.1 for the purpose of adjusting Accounts, and the earnings or investment results of the trust need not affect the hypothetical investment adjustments to Participant Accounts under the Plan.

ARTICLE 12 – PLAN ADMINISTRATION

12.1	Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)	To make and enforce such rules and procedures as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan, its interpretation thereof to be final, except as provided in Section 12.2, on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer the claims and review procedures specified in Section 12.2;

(e)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, as applicable;

(i)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j)	By written instrument, to allocate and delegate its responsibilities, including the delegation to a committee to administer the Plan.

12.2	Claims and Review Procedures.

(a)	Claims Procedure.

If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the person’s right to bring a civil action following an adverse decision on review. Such notification will be given within 90 days (45 days in the case of a claim regarding Disability) after the claim is received by the Administrator. The Administrator may extend the period for providing the notification by 90 days (30 days in the case of a claim regarding Disability) if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstance is given to such person within the initial 90 day period (45 day period in the case of a claim regarding Disability). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)	Review Procedure.

Within 60 days (180 days in the case of a claim regarding Disability) after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within 60 days (180 days in the case of a claim regarding Disability) of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The notification will explain that the person is entitled to receive, upon request and free of charge, reasonable access to and copies of all pertinent documents and has the right to bring a civil action following an adverse decision on review. The decision on review will be made within 60 days (45 days in the case of a claim regarding Disability). The Administrator may extend the period for making the decision on review by 60 days (45 days in the case of a claim regarding Disability) if special circumstances require an extension of time for processing the request such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period (45 days in the case of a claim regarding Disability). If the decision on review is not made within such period, the claim will be considered denied.

(c)	Exhaustion of Claims Procedures and Right to Bring Legal Claim.

No action at law or equity shall be brought more than one (1) year after the Administrator’s affirmation of a denial of a claim, or, if earlier, more than four (4) years after the facts or events giving rising to the claimant’s allegation(s) or claim(s) first occurred.

12.3	Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator in administering the Plan shall be paid by the Plan to the extent not paid by the Employer.

12.4	Indemnification. To the maximum extent permitted by applicable law, the Employer shall indemnify and hold harmless the Administrator, the Compensation Committee, any person serving on the Compensation Committee or a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated, from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

ARTICLE 13 – MISCELLANEOUS

13.1	Unsecured General Creditor of the Employer. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under the Plan, any and all of the Employer’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer. Each Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.2	Employer’s Liability. Each Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral agreements entered into between a Participant and the Employer. An Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and a deferral agreement or agreements. An Employer shall have no liability to Participants employed by other Employers.

13.3	Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, the Plan or the Administrator, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

13.4	Anti-Assignment. Except as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p), none of the benefits or rights of a Participant or any Beneficiary of a Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his or her Beneficiary. Neither the Participant nor his or her Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder. Notwithstanding the preceding, the benefit payable from a Participant’s Account may be reduced, at the discretion of the Administrator, to satisfy any debt or liability to the Employer.

13.5

Facility of Payment. If the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Employer to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Employer, the Plan and the Administrator for the payment of benefits hereunder to such recipient.

13.6	Notices. Any notice or other communication to the Employer or Administrator in connection with the Plan shall be deemed delivered in writing if addressed to the Plan Sponsor at the address specified by the Plan Sponsor and if either actually delivered at said address or, in the case or a letter, 5 business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified.

13.7	Tax Withholding. If the Employer concludes that tax is owing with respect to any deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant or from amounts deferred, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 13.7 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants under the Plan.

13.8	Recoupment. Notwithstanding any provision herein to the contrary, the portion of any Accounts maintained under this Plan that are attributable to Employer Contributions and any and all payments made or required to be made and pursuant to the Plan that are attributable to Employer Contributions shall be subject to repayment to the Plan Sponsor by the Participant or former Participant (and the successors, assigns, heirs, estate and personal representative of the Participant or former Participant) pursuant to the terms of any clawback, recoupment or other policy implemented from time to time by the Board or its designee, as amended (the “Recoupment Policy”). As additional consideration for any credits of Employer Contributions hereunder and any payments attributable thereto to any Participant, each Participant agrees that he/she is bound by and subject to the Recoupment Policy as in effect at any time and from time to time, as amended (whether before, at or after crediting of such Employer Contributions to such Participant’s Account).

13.9	Successors. The provisions of the Plan shall bind and inure to the benefit of the Plan Sponsor, the Employer and their successors and assigns and the Participant and the Participant’s designated Beneficiaries.

13.10	Disclaimer. It is the Plan Sponsor’s intention that the Plan comply with the requirements of Code Section 409A. Neither the Plan Sponsor nor the Employer shall have any liability to any Participant should any provision of the Plan fail to satisfy the requirements of Code Section 409A.

13.11	Governing Law. The Plan will be construed, administered and enforced according to the laws of the State of Indiana.

13.12	Other Plans. Amounts and benefits paid under the Plan shall not be considered compensation to the Participant for purposes of computing any benefits to which he may be entitled under any other pension or retirement plan maintained by the Employer.

SCHEDULE 1

CURRENT ONEX STOCKHOLDERS

Onex Partners II LP

Onex Advisor III LLC

Allison Executive Investco LLC

Onex Partners II GP LP

Onex American Holdings II LLC

Onex US Principals LP

Onex Allison Co-Invest LP

Onex Advisor Subco II LLC

OAH Wind LLC

Allison Executive Investco II LLC

Onex Advisor Subco LLC

Onex American Holdings Subco LLC

Onex Allison Holding Limited S.á.R.L.

1597257 Ontario Inc.